Exhibit 99.1

SPY Inc.
2070 Las Palmas Drive
Carlsbad, CA 92011
PH: (760) 804-8420
FX: (760) 804-8442
www.spyoptic.com

SPY INC. REPORTS FINANCIAL RESULTS FOR THE YEAR ENDED
DECEMBER 31, 2013

SPY® Brand Products Achieved Annual Growth of 8% in 2013 over 2012
11th Consecutive Quarter of Year over Year Growth of SPY® Brand Products
Total Company Net Sales reported as $37.8 million

For Immediate Release: March 20, 2014

CARLSBAD, Calif.—SPY Inc. (OTCBB: XSPY) today announced financial results for the three months and year ended December 31, 2013.

Annual sales of our SPY® brand products were $37.7 million in 2013, an increase of 8% or $2.6 million, compared to $35.1 million in 2012.  SPY® brand annual sales included slightly higher closeout sales of $2.8 million in 2013, compared to $2.6 million in 2012. Sales from our discontinued licensed brand products, which are no longer a focus of the Company, were less than $0.1 million in 2013, compared $0.5 million in 2012.  Total Company net sales increased by 6% or $2.2 million, to $37.8 million for the year ended December 31, 2013, compared to $35.6 million for the year ended December 31, 2012, primarily as a result of increased sales of our snow goggle and optical products.

Fourth quarter sales of our SPY® brand products were $8.6 million in 2013 , an increase of 7% or $0.5 million over the fourth quarter of 2012.  The fourth quarter SPY® brand sales included higher closeout sales of $0.7 million in the fourth quarter of 2013 compared to $0.6 million in the fourth quarter of 2012, or a $0.1 million increase.  Total Company net sales increased by 6% or $0.5 million, to $8.6 million in the fourth quarter of 2013, compared to $8.1 million in the fourth quarter of 2012, primarily as a result of higher sales of our snow goggle and optical products.

“With continued strong SPY® brand sales and an annual SPY® brand growth of 8% for 2013 over 2012, we are happy to once again generate annual growth and achieve our 11th quarter in a row of year over year growth of our SPY® brand products.  What is also noteworthy is we had income from operations of $0.4 million during 2013 compared to an operating loss of $5.0 million in 2012,” said Michael Marckx, President and CEO.  “We not only managed to significantly reduce our operating expenses for 2013, but also increased our margin to 50% in 2013 from 46% in 2012, which is a dramatic positive shift for us. This directly reflects the strong demand for our product offering as well as the operational and manufacturing efficiencies that we have achieved over the past year.  I’d like to mention that this is a definitive culmination of SPY’s efforts to reduce costs, which has helped solidify our operating cost structure.  Achieving operating profit along with our expanding portfolio of products, including our successful Happy Lens™ Collection, positions us well for 2014 as we continue to focus on disruptive strategies, driving sales, improving our product margins and managing our operating costs.”

During 2013 the Company had income from operations of $0.4 million compared to a loss from operations of $5.0 million in 2012 or an improvement of $5.4 million.  Our loss from operations was $0.4 million in the fourth quarter of 2013 compared to $0.6 million in the fourth quarter of 2012, or an improvement of $0.2 million.

We incurred an annual net loss of $2.9 million in 2013 compared to a net loss of $7.2 million in 2012.  We incurred a net loss of $1.3 million in the fourth quarter of 2013 compared to a net loss of $1.2 million in the fourth quarter of 2012.  The primary difference between the net loss and income and loss from operations was due to interest expense on our long-term debt.

SPY Inc. invites you to join the investor conference call on Thursday, March 20, 2014, at 1:30 p.m. PST. The dial-in number for the call in North America is 1-866-515-2911 and 1-617-399-5125 for international callers. The participant pass code is 18230516. The call will also be webcast live on the internet and can be accessed by logging on at investor.spyoptic.com.

The results of our operations for the years ended December 31, 2013 and 2012 are more fully discussed in our Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on March 20, 2014.

SPY Inc.:

We have a happy disrespect for the usual way of looking (at life) and the need to SEE HAPPY. It is this mindset that drives us to design, market, and distribute premium products for people who “live” to be outdoors, pushing the boundaries in action sports, motorsports, snow sports, cycling and multi-sports. We actively support the lifestyle subcultures that surround these pursuits, and as a result our products serve the broader fashion, music and entertainment markets of the youth culture. Our reason for being is to create the unusual and this is what helps us deliver distinctive products to people who are active, fun and a bit irreverent, like us. Our principal products—sunglasses, goggles and prescription frames—are marketed with fun and creativity under the SPY® brand. More information about SPY may be obtained from: www.spyoptic.com, www.facebook.com/spyoptic, Twitter @spyoptic and Instagram @spyoptic.

Safe Harbor Statement:

This press release contains forward-looking statements.  These statements relate to future events or future financial performance and are subject to risks and uncertainties.  In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "feel," "estimate," "predict," “hope,” the negative of such terms, expressions of optimism or other comparable terminology.  These statements are only predictions.  Actual events or results may differ materially.  Factors that could cause actual results to differ from those contained in our forward-looking statements include, but are not limited to lack of continuity and effectiveness of our management team, our ability to generate sufficient incremental sales of our core SPY® brand and new products to recoup our significant investments in sales and marketing, our ability to lower our expenses or otherwise reduce our breakeven point on an operating basis, our ability to maintain or increase the availability of our existing credit facilities and otherwise finance our strategic objectives, and the other risks identified from time to time in our filings made with the U.S. Securities and Exchange Commission.  Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results.  Moreover, except as required by law, we assume no responsibility for the accuracy or completeness of such forward-looking statements and undertake no obligation to update any of these forward-looking statements.

CONTACTS:
Maddy Isbell, PR Manager
760-804-8420
Fax: 760-804-8442
investor.spyoptic.com

SPY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Thousands, except number of shares and per share amounts)

	December 31,
	2013	2012
Assets
Current assets
Cash	$686	$818
Accounts receivable, net	6,543	5,611
Inventories, net	5,872	6,274
Prepaid expenses and other current assets	680	770
Income taxes receivable	3	16
Total current assets	13,784	13,489
Property and equipment, net	438	446
Intangible assets, net of accumulated amortization of $782 and $727 at December 31, 2013 and 2012, respectively	72	127
Other long-term assets	63	85
Total assets	$14,357	$14,147

Liabilities and Stockholders’ Deficit
Current liabilities
Lines of credit	$4,024	$4,591
Current portion of capital leases	77	49
Current portion of notes payable	16	15
Accounts payable	1,302	1,459
Accrued expenses and other liabilities	3,069	2,604
Income taxes payable	—	—
Total current liabilities	8,488	8,718
Capital leases, less current portion	92	102
Notes payable, less current portion	16	32
Notes payable to stockholders	21,452	19,078
Total liabilities	30,048	27,930
Stockholders’ deficit
Preferred stock: par value $0.0001; 5,000,000 authorized; none issued	—	—
Common stock: par value $0.0001; 100,000,000 shares authorized; 13,184,876 and 13,098,374 shares issued and outstanding at December 31, 2013 and 2012, respectively	1	1
Additional paid-in capital	45,331	44,403
Accumulated other comprehensive income	520	494
Accumulated deficit	(61,543)	(58,681)
Total stockholders’ deficit	(15,691)	(13,783)
Total liabilities and stockholders’ deficit	$14,357	$14,147

SPY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(Unaudited)

Net sales	$8,627	$8,112	$37,782	$35,609
Cost of sales	4,571	4,545	18,921	19,189
Gross profit	4,056	3,567	18,861	16,420
Operating expenses:
Sales and marketing	2,547	2,552	11,314	13,814
General and administrative	1,607	1,211	6,112	6,285
Shipping and warehousing	155	159	534	767
Research and development	158	222	502	587
Other operating expense	-	-	-	-
Total operating expenses	4,467	4,144	18,462	21,453
Loss from operations	(411)	(577)	399	(5,033)
Other income (expense):
Interest expense	(737)	(712)	(2,966)	(2,388)
Foreign currency transaction gain (loss)	(116)	57	(290)	137
Other (expense) income	(2)	21	(5)	50
Total other expense	(855)	(634)	(3,261)	(2,201)
Loss before provision for income taxes	(1,265)	(1,211)	(2,862)	(7,234)
Income tax provision	-	8	-	8
Net loss	$(1,265)	$(1,219)	$(2,862)	$(7,242)
Net loss per share of Common Stock
Basic	$(0.10)	$(0.09)	$(0.22)	$(0.56)
Diluted	$(0.10)	$(0.09)	$(0.22)	$(0.56)
Shares used in computing net loss per share of Common Stock
Basic	13,185	13,544	13,155	13,047
Diluted	13,185	13,544	13,155	13,047
Other comprehensive income (loss)
Foreign currency translation adjustment	(107)	(144)	(239)	(109)
Unrealized gain (loss) on foreign currency exposure of net investment in foreign operations	118	177	265	132
Total other comprehensive income (loss)	11	33	26	23
Comprehensive loss	$(1,254)	$(1,186)	$(2,836)	$(7,219)